PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus dated December 2, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-267683
Amprius Technologies, Inc.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated December 2, 2022 (the “Prospectus”) filed by Amprius Technologies, Inc. (the “Company”) with the information contained in the Company’s Current Report on Form 8-K, filed with the SEC on January 12, 2023. Accordingly, we have attached the Company’s Current Report on Form 8-K to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “AMPX” and “AMPX.W,” respectively. On January 11, 2023, the last reported sales prices for our common stock and public warrants on the NYSE were $5.86 and $0.30, respectively.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 12, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________
FORM 8-K
_________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2023
_________________________
Amprius Technologies, Inc.
(Exact name of Registrant as Specified in Its Charter)
_________________________

Delaware	001-41314	98-1591811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Page Ave Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (800) 425-8803
N/A
(Former Name or Former Address, if Changed Since Last Report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AMPX	The New York Stock Exchange
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50	AMPX.W	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 7, 2023, following the recommendation of the Compensation Committee (the “Compensation Committee”) of the board of directors (the “Board”) of Amprius Technologies, Inc. (the “Company”), the Board approved annual bonuses for the year ended December 31, 2022 (the “2022 Bonuses”) for the Company’s executive officers as set forth below:

Name	2022 Bonus
Dr. Kang Sun	$370,875
Sandra Wallach	$155,756
Dr. Ionel Stefan	$150,075
Each executive officer’s 2022 Bonus is equal to the amount of the bonus the executive officer would have received for the year ended December 31, 2022 if the executive officer’s increased annual base salary and target annual bonus described below had become effective on September 16, 2022, plus an amount equal to the base salary the executive officer would have received for the period beginning on September 16, 2022, and ending on December 31, 2022, if the executive officer’s increased annual base salary described below had become effective on September 16, 2022.
The 2022 Bonuses will be paid on or before January 31, 2023, provided in each case that the applicable executive officer remains an employee of the Company through the date that the 2022 Bonuses are paid.
Additionally, on January 7, 2023, following the recommendation of the Compensation Committee, the Board approved, effective January 1, 2023, increases in base salary and target annual bonuses for the Company’s executive officers. The new base salary and target annual bonuses for the Company’s executive officers are set forth below:

Name	Base Salary, Effective 1/1/2023	Target Annual Bonus (% of Base Salary), Effective 1/1/2023
Dr. Kang Sun	$624,000	100%
Sandra Wallach	$373,000	65%
Dr. Ionel Stefan	$364,000	60%
The executive officers’ annual bonus opportunities will be governed by and subject to the Company’s Executive Incentive Compensation Plan. In accordance with the Company’s Executive Incentive Compensation Plan, the performance goals for the executive officers’ annual bonus opportunities for the year ended December 31, 2023, will be developed by the Compensation Committee and approved by the Board, and the Board will determine whether and to what extent such performance goals are achieved.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPRIUS TECHNOLOGIES, INC.

Date: January 12, 2023	By:	/s/ Sandra Wallach
Name: Sandra Wallach
Title: Chief Financial Officer